Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES

RALEIGH MARRIOTT CITY CENTER

New York – August 14, 2013 – Carey Watermark Investors Incorporated (CWI) today announced that it has acquired Raleigh Marriott City Center, a premier full service hotel located in downtown Raleigh, North Carolina. The 400-room, 17-story hotel opened in 2008 in conjunction with the opening of the 500,000 square foot Raleigh Convention Center. The Convention Center was developed by the city in the heart of the Fayetteville Street District in order to attract convention and meeting business and according to the city has generated significant economic activity in the downtown core and greater Raleigh area.

CWI’s total investment in the property is approximately $89 million, including an $83 million purchase price and $6 million of planned capital improvements and other acquisition–related costs.  The investment was financed with $51.5 million of debt. The hotel will continue to be managed by Interstate Hotels & Resorts.

Raleigh Marriott City Center is connected to the Raleigh Convention Center via an underground walkway.  Amenities include Posta Tuscan Grille, an Italian-themed three-meal restaurant, Bar Posta, and an onsite Starbucks, 15,000 square feet of meeting space, indoor pool and whirlpool, and fitness and business centers.

In addition to benefiting from its direct connection to the Raleigh Convention Center, the hotel is located in close proximity to major corporate offices, public sector facilities, educational institutions and cultural and performing arts facilities, as well as collegiate and professional sporting venues.  The hotel further benefits from its location in “The Triangle,” the metropolitan region anchored by the cities of Durham, Chapel Hill and Raleigh as well as North Carolina State University, Duke University and University of North Carolina at Chapel Hill.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “The acquisition of Raleigh Marriott City Center represented the opportunity to acquire a strategically located property in a strong downtown market that is further supported by the vibrant regional economic activity of The Triangle. By virtue of its location alone, it is already the preferred hotel for visitors to the Raleigh Convention Center and, in combination with the quality of the asset itself and the improvements planned, we believe it will prove a solid addition to CWI’s portfolio, consistent with our strategy of acquiring assets with the potential for generating stable cashflow and building future value for our investors.”

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that invests primarily in the lodging and lodging-related sectors.

www.careywatermark.com

Interstate Hotels & Resorts

Interstate Hotels & Resorts, Inc., a wholly-owned subsidiary of a 50/50 joint venture between subsidiaries of Thayer Lodging and Jin Jiang, is the leading U.S.-based global hotel management company, operating branded full- and select-service hotels and resorts, convention centers and independent hotels worldwide. Currently, Interstate and its affiliates manage 355 hotels with more than 69,000 rooms in North America, Europe and Asia-Pacific, including six wholly owned hotels. In addition, Interstate has executed agreements to manage 38 hotels with more than 7,300 rooms under construction or development throughout the world.  For more information, please visit www.interstatehotels.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. The statements of Mr. Medzigian are examples of forward looking statements. A number of factors could cause actual results, performance or achievement to differ materially from those anticipated.  Among those risks, trends and uncertainties are the risks related to CWI’s public offering; the general economic climate; the supply of and demand for hotels; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of hotels.  For further information on factors that could impact CWI, reference is made to its filings with the Securities and Exchange Commission

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